Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-125201) and related Prospectus of Boardwalk Pipelines, LLC and to the incorporation by reference therein of our report dated March 4, 2004, with respect to the financial statements of Gulf South Pipeline Company, LP as of and for the years ended December 31, 2003 and 2002 and for the eleven months ended December 31, 2001, included in the Current Report on Form 8-K/A of Boardwalk Pipelines, LLC, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 9, 2005